COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                     REV 1.0
CORPORATE PURCHASE AGREEMENT                            CONTRACT NO. 1838-080100


                         COMPAQ COMPUTER CORPORATION &
                           TANISYS TECHNOLOGY, INC.
                 MEMORY MODULE CORPORATE PURCHASE AGREEMENT

     This Memory Module Corporate Purchase Agreement (this "Agreement") is made and entered into as of the 1st day of August, 1997 by Compaq Computer Corporation, a Delaware corporation ("Compaq"), and by Tanisys Technology, Inc., a Texas Corporation ("Tanisys") with its principal place of business as 12201 Technology Blvd, Austin, TX 78727-6101 and Subsidiaries as identified in Exhibit A

WHEREAS, COMPAQ desires to purchase memory, memory modules, and memory kits from Tanisys as defined herein;

WHEREAS, Compaq desires for Tanisys to assemble, kit and deliver high quality, low cost memory modules and options to Compaq and to Compaq customers for same day and next day delivery;

WHEREAS, Tanisys is willing to sell memory modules and memory kits to Compaq and provide for assembly, kitting and delivery of memory kits, as defined herein;

NOW THEREFORE, For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Compaq and Tanisys hereby agree as follows:

1.    DEFINITIONS

1.1. In addition to terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the meanings given thereto in Annex I hereto.

2.    PRODUCT PURCHASES

2.1. The terms and conditions contained in this Agreement shall govern the purchase and sale of product (the "Product") listed in a product schedule (the "Product Schedule") entered into from time to time by Compaq and Tanisys, which schedule shall be substantially in the form of Exhibit B.

2.2. This Agreement is not a requirements contract and does not obligate Compaq to purchase any minimum quantity of Product but only establishes the terms and conditions for such purchases if, as and when Compaq submits orders in accordance with this Agreement.

3.    ORDERS

3.1. Upon execution of this Agreement, Tanisys agrees that it shall be fully capable of processing all Orders through Compaq's system for Electronic Data Interchange ("EDI").

3.2. Compaq may purchase Products by issuing to Tanisys written purchase orders ("Written Orders") or purchase orders by electronic data interchange ("EDI Orders"); collectively, Written Orders and EDI Orders are referred to herein as "Order" or "Orders". Orders shall set forth the following items: quantity, price, ship to location, shipping date, delivery date, part number and revision level. Tanisys shall accept any Order that materially conforms with the terms of this Agreement.

3.3. If Compaq issues a Written Order, Tanisys shall use commercially reasonable efforts to send written confirmation of such acceptance within two
(2) days after Tanisys' receipt of a Written Order from Compaq.


COMPAQ/TANISYS CONFIDENTIAL          PAGE 1                              7/8/97
NEED TO KNOW ONLY                                               INITIALS __  __
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COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                     REV 1.0
CORPORATE PURCHASE AGREEMENT                            CONTRACT NO. 1838-080100

3.4. If Compaq issues an EDI Order, Tanisys shall electronically acknowledge receipt of the EDI Order which shall be confirmed by an Functional 997 issued from Tanisys Technology's mailbox upon receipt of the EDI Order, or by an EDI Order Verify signal sent no later than 3 hours after receipt of the EDI Order.

3.5. "Verify", or "Verification", as used herein shall mean Tanisys Technology's determination of successful receipt, from electronic mailbox, of all necessary Order information and requirements (e.g., quantity, price, ship to location, shipping date, delivery dates, part number, and revision level), and notification to Compaq, of both the receipt of the EDI Order from Compaq and any discrepancies relating to the readability of such EDI Order. Tanisys shall electronically verify receipt of an Order as per Table 1:Verify. EDI Order issued on a non-Business Day shall be "verified" on the next Business Day by 11:00AM.

Table 1: Verify

FUNCTIONAL 997 SENT BY TANISYS          VERIFY REPORT SENT TO COMPAQ
MAILBOX                                 BY

12:00AM to 8:00AM                       11:00AM
8:01AM to 2:00PM                        7:00PM
2:01PM to 11:59PM                       11:00AM Next Business Day

3.6. Tanisys shall be conclusively presumed TO have accepted all EDI Orders issued by Compaq that Tanisys has confirmed by a Functional 997, unless Compaq is notified specifically, that Tanisys has not accepted a particular EDI Order. Such notification by Tanisys must take place within fourteen (14) hours from Tanisys Technology's Verification of Compaq's EDI Order transmission.

3.7. All EDI Orders, Verifications, and EDI Acknowledgments (collectively, "EDI Transmissions") and other related data electronically transmitted shall
(i) reference and be subject to the terms and conditions of this Agreement, and (ii) contain information in a specified format in accordance with Compaq's policies, specifications and procedures regarding electronic data interchange information.

3.8. No additional or different provisions proposed by either party hereto in any oral, written or electronic data interchange acceptance, Written Order, EDI Order, confirmation, verification or acknowledgment shall apply unless expressly agreed to in writing by the other party. Tanisys and Compaq hereby give notice of their objection to any additional or different terms.

3.9. Tanisys agrees that all of Compaq's Affiliates, wherever located, shall be entitled to make purchases under this Agreement.

4.    TERM OF AGREEMENT

4.1. The term of this Agreement shall be three (3) years, commencing on the date of this Agreement (the "Effective Date"). This Agreement will be automatically renewed at the conclusion of the initial 3 year period for a 12 month period unless one of the parties notifies the other party not less than 180 days prior to the end of such 1 year period that it does not intend to renew this Agreement. Such automatic renewal provision shall apply at the end of each successive 12 month period unless either patty indicates, in accordance with the 180 day notice provision described in the preceding sentence, that renewal is not intended. This Agreement may terminate prior to the aforementioned stated term under the circumstances set forth in Section
15. Notwithstanding the foregoing, this Agreement shall remain in full force and effect and shall be applicable to any Order issued by Compaq and received by Tanisys during the term of this Agreement until all obligations under such Order have been fulfilled.


COMPAQ/TANISYS CONFIDENTIAL          PAGE 2                              7/8/97
NEED TO KNOW ONLY                                               INITIALS __  __

COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                     REV 1.0
CORPORATE PURCHASE AGREEMENT                            CONTRACT NO. 1838-080100


5.    PRICING

5.1. The prices for the Products, including memory components, memory module assembly, kitting material and kitting services, shall be established from time to time by the parties executing and delivering a pricing schedule in the form set forth as Exhibit B (the "Pricing Schedule"). The Product prices (the "Prices") set forth in any Pricing Schedule shall be fixed for the period set forth therein.

5.2. Tanisys will use commercially reasonable efforts to purchase memory components based on supplier share. Compaq will update the allocation matrix on a monthly basis and/or as needed.

5.3. The Compaq Contract Price may be updated at any time that Compaq negotiates a new contract price. The Compaq Contract Price and allocation will be distributed to Tanisys as identified in Exhibit B.

5.4. The Prices shall include all inbound to Tanisys direct, indirect and incidental charges relating to the sale of title Product to Compaq including, without limitation, packaging and kitting, in-bound freight shipping charges, forwarding agent and brokerage fees, insurance costs, document fees, and duties, and any and all sales, use, excise and similar taxes: provided that all such charges for semiconductor memory devices shall be included in the Compaq Contract Price. All Product sold hereunder shall be shipped to Compaq Ex-Works upon delivery to a common carrier.

5.5. Tanisys must receive written authorization from Compaq prior to all spot market transactions that exceed the percentage of Spot Market purchases outlined in Exhibit B. Spot market transactions by Tanisys will follow the terms and conditions outlined within Exhibit B.

5.6. Tanisys is responsible for monitoring and determining the inventory levels which will allow Tanisys to reach the On-Time-Delivery requirements of this Agreement.

5.7. It shall be Tanisys Technology's responsibility to inform Compaq where the supplier is unable to deliver to the commitments. Compaq will use commercially reasonable efforts to ensure that the supplier can meet the commitments. In the event that product can not be obtained to the allocation, Tanisys shall use commercially reasonable efforts to obtain supply from the other Compaq Contract Suppliers.

5.8. To the extent permitted by applicable law, Tanisys shall offer Compaq the lowest prices and most favorable terms that Tanisys offers or intends to offer its other customers purchasing similar quantities to those purchased or expected to be purchased by Compaq hereunder during the same or similar periods of time. This Section 5.8 shall apply to all Products purchased and services provided by Compaq hereunder, including but not limited to all memory modules, memory option kitting and DRAM's, as identified in Exhibit B.

5.9. Tanisys shall use its best efforts to maintain a vigorous cost reduction program and to ensure that the Prices and terms set forth in this Agreement and Exhibit B hereunder are aggressive and competitive at all times. If Compaq does not consider the quoted pricing and terms to be aggressive and competitive, Compaq shall have the right, at any time and from time to time, to request an immediate meeting with Tanisys Technology, and Tanisys shall use its best efforts to amend the quoted pricing and terms to comply with this Section 5.9 by entering into a new Pricing Schedule (if required).

6.    EXCLUSIVITY AND MANUFACTURING RIGHTS

6.1. Compaq may, from time to time, engage Tanisys in the design and manufacture of Compaq unique memory modules. Compaq unique memory modules will be separately identified in Exhibit B Pricing), Exhibit C
(Specifications) and Exhibit D Memory Flex Model) of the Corporate Purchase Agreement and


COMPAQ/TANISYS CONFIDENTIAL          PAGE 3                              7/8/97
NEED TO KNOW ONLY                                               INITIALS __  __
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COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                     REV 1.0
CORPORATE PURCHASE AGREEMENT                            CONTRACT NO. 1838-080100

may include unique terms and conditions regarding their purchase. All unique terms and conditions will be negotiated during Compaq's and Tanisys Technology's regular negotiations sessions and incorporated into the Exhibits. Compaq and Tanisys further agree that Compaq is hereby granted exclusive use of Compaq unique memory module designs, whether created by Compaq or Tanisys Technology, for all Products purchased by Compaq, as defined in Exhibits B, C and D hereunder; provided that Compaq notifies Tanisys in writing which modules it considers to be Compaq unique memory modules prior to the design of such modules.

6.2. Tanisys hereby grants to Compaq manufacturing rights to produce and manufacture and/or to have manufactured Product for Compaq in sufficient quantities to meet demand. Compaq shall be prohibited from exercising such manufacturing rights except where Compaq determines in good faith that Tanisys lacks sufficient production capacity to meet Compaq's forecast production requirements. Compaq and Tanisys agree that Tanisys Technology's line manufacturing capacity model (Exhibit F - Tanisys Manufacturing Capacity Model) shall be used to determine key process capacities including:

    A.  SURFACE MOUNT PICK AND PLACE CAPACITY
    B.  BOARD REFLOW CAPACITY
    C.  FUNCTIONAL AND PARAMETRIC MEMORY TEST CAPACITY
    D.  KIT ASSEMBLY & SHIPPING CAPACITY.

6.3. Factory loading of greater than 70% of the theoretical limits for more thin thirty (30) days in any consecutive ninety (90) day period, shall be defined as insufficient capacity. The theoretical manufacturing capacity limit shall be established as three (3) eight hour shifts per day operating seven (7) days per week in Tanisys's Compaq qualified manufacturing operations.

6.4. If Compaq determines pursuant to Sections 6.2 and 6.3 that Tanisys lacks sufficient production capacity to meet Compaq's forecast production requirements, Tanisys shall provide Compaq the information required to manufacture and/or to have manufactured the Product, including but not limited to Tanisys Technology's then current drawings, bills of material, Gerber files, and vendor lists, and Tanisys agrees to provide to Compaq the support and information required by Compaq to manufacture or to have manufactured such product, including authorization to purchase any necessary proprietary components from Tanisys Technology's suppliers.

6.5. Upon Compaq's determination pursuant to Sections 6.2, 6.3 and 6.4, Tanisys will also provide to Compaq, at Compaq's request and on a commercially reasonable basis, telephone and on-site personnel support as Compaq may request from Tanisys to assist and enable Compaq to manufacture or to have manufactured such Product in commercial quantities.

6.6. Compaq is hereby granted a license under trade secrets and patents to access and to use all of Tanisys Technology's drawings, bills of material, and suppliers to make or to have made Products and to create improvements. Compaq shall be prohibited from exercising such grant except in the event that (i) Tanisys merges into or is acquired by any third party and materially becomes unable to meet Compaq's demand for Product as required by this Agreement, and/or (ii) Tanisys is acquired by a Compaq competitor, and/or
(iii) Tanisys enters into business proceedings including, going out of business, filing for bankruptcy or reorganization, or going into receivership. Tanisys agrees that the presentation of this Agreement by Compaq to Tanisys Technology's successors and assigns shall be sufficient for such successors and assigns to make Tanisys drawings, bills of material, and vendor lists accessible to Compaq.

6.7. Tanisys agrees to provide actual capacity utilization for each section as identified in Section 6.2 as identified in Exhibit J.


COMPAQ/TANISYS CONFIDENTIAL          PAGE 4                              7/8/97
NEED TO KNOW ONLY                                               INITIALS __  __
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COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                     REV 1.0
CORPORATE PURCHASE AGREEMENT                            CONTRACT NO. 1838-080100

7.    SHIPMENT AND DELIVERY

7.1. Tanisys shall ship Product to Compaq, its Affiliates, and/or to Compaq's authorized resellers on the date (the "On-dock Date") and to the location (the "Specified Location") specified in the related Order. Tanisys Shall ship all Orders complete, unless authorized by Compaq to ship a partial order. Tanisys and Compaq agree to the terms in Table 3: On-Time Shipment Metrics to establish Tanisys Technology's performance against this term.

      Table 3: On-Time Shipment Metrics
Shipment Period          ON-TIME SHIPMENT METRIC            COMMENT:
July  1st,  1997               95% On-Time               Performance Term
through term



7.2. Tanisys will use commercially reasonable efforts to ship Orders on a First In First Out (FIFO) basis by part number. In the event that Tanisys fails to ship an Order based on the On-Time Shipment Metrics, then that Order should be shipped prior to shipping new Orders of the same part number.

7.3. The failure of Tanisys to meet the On-Time Shipment Metrics over a calendar quarter, provided that the Orders received are in compliance with the terms, conditions and lead times of this Agreement, shall constitute a material breach of this Agreement. Tanisys shall notify Compaq in writing immediately if Tanisys has knowledge of any event which is reasonably likely to delay any agreed ship date or shipment plan.

7.4. Orders being delivered to a Compaq facility, shall have title pass to Compaq on Compaq's receiving dock and will be delivered duty paid. Orders being sent to a Compaq customer shall have title pass to Compaq on Tanisys's shipping dock.

7.5. If Tanisys delivers Product more than two days in advance of the On-dock Date therefor, Compaq may, at its option, either (i) return such Product to Tanisys at Tanisys Technology's risk and expense, including but not limited to any transportation, import, or export related expenses or duties, (in which case Tanisys Technology, at its expense, shall redeliver such Product to Compaq on the correct On-dock Date therefor) or (ii) retain such Product and make payment on the date payment would have been due based on the correct On dock Date therefore.

7.6. Changes to shipping and/or delivery dates may only be made by Compaq's authorized purchasing representatives as designated in writing from time to time. Compaq may, without cost or liability, issue change orders for Product quantities and schedule dates in accordance with the flexibility agreement attached as Exhibit D (the "Memory Flexibility Agreement"). If any change Order is made orally, Compaq shall provide an Order confirming such change within one (1) Business Day, and Tanisys shall provide written confirmation of such change within one (1) Business Day of receiving Compaq's confirming Order.

7.7. Compaq may measure Tanisys Technology's On Time Delivery performance against commitments for the purpose of establishing Tanisys Technology's rate of On Time Delivery, lead time and cycle time improvement against Compaq's requirements. On Time Delivery shall mean delivery of scheduled Product no more than two (2) days early and zero (0) days late as measured on Compaq's and/or Compaq's reseller's receiving dock.

7.8. In addition, Compaq may measure Tanisys Technology's On-Time Order Receipt to Shipment Cycle Time as a function of the elapsed time between Tanisys Technology's receipt of Compaq's EDI 850 Order Release and Compaq's receipt of Tanisys Technology's EDI 856 Ship Notification. On-Time Sipping Performance Metrics are defined in Table 4:, Portables , Server Products. Desktop, Portable and Server product are defined in Exhibit B Table B.2:
Memory Module Assembly Pricing.


COMPAQ/TANISYS CONFIDENTIAL          PAGE 5                              7/8/97
NEED TO KNOW ONLY                                               INITIALS __  __

COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                     REV 1.0
CORPORATE PURCHASE AGREEMENT                            CONTRACT NO. 1838-080100

Table 4: Desktop/Portable/Server Products:

Compaq EDI 850 Order    Compaq EDI 850 Order   Tanisys EDI 856   Tanisys EDI 856
Transmit                   Transmit Date         Ship Notice        Ship Date
12:00AM to 8:00AM          Business Day 0          11:59PM        Business Day 1
8:01AM to 2:00PM           Business Day 0          11:59PM        Business Day 1
2:0 1PM to 11:59PM         Business Day 0          11:59PM        Business Day 2


7.9. Lead times for all Product ordered hereunder shall not exceed that listed in the Exhibit D - Memory Flexibility Agreement. Tanisys shall provide status reports identified in Exhibit J on Tanisys Technology's manufacturing cycle times.

7.10. Within twelve (12) months of the date in which Compaq receives Product, Compaq may request the return, at Compaq's expense, of unused standard Product to Tanisys for credit. Product may be returned and credited at a then negotiated price.

7.11. Tanisys shall use commercially reasonable efforts to ship on the same day for Orders of Desktop Product received prior to 8:00AM.

8.    PACKING, MARKING, AND SHIPPING INSTRUCTIONS

8.1. All products shall be prepared and packaged in accordance with Compaq's memory packaging specifications and bills of materials. A sample memory packaging specification and bill of material is included in Exhibit C. Compaq, at its sole discretion, from time to time may alter packaging specifications. If Compaq's alterations result in a material change in Tanisys Technology's costs or in the time for performance, Tanisys and Compaq shall negotiate in good faith such adjustments as the parties deem appropriate to address such changes.

8.2. Tanisys shall mark, or cause to be marked, each shipping container to adequately show Compaq's Order number, part number, revision level, lot number, and quantity contained therein, and appropriate country of origin marking. In addition, Tanisys will conform to Compaq's bar code specification which will be provided to Tanisys Technology. A packing list showing the Order number shall be included in each shipment. These data fields are identified in Compaq's Bar Code Label Specification, Rev. K, in Exhibit C.

9.    QUALITY

9.1. Tanisys commits to use commercially reasonable efforts to provide defect free Product to Compaq. Tanisys shall ensure that all Products conform to the specifications, drawings, samples, revision levels and other descriptions designated in the Product Schedule for such Product (the "Specifications"). The Specifications shall include any labeling requirements imposed by applicable law.

9.2. Compaq's Approved Vendor List (AVL) shall only come from Compaq. Tanisys may request an updated AVL at any time from Compaq. Tanisys shall use Compaq's AVL for all Memory Components to be used for Compaq unless a "written waiver is provided from Compaq. Tanisys shall use Compaq's AVL for all Memory Modules to be used for Compaq unless a written waiver is provided from Compaq.


COMPAQ/TANISYS CONFIDENTIAL          PAGE 6                              7/8/97
NEED TO KNOW ONLY                                               INITIALS __  __
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COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                    REV 1.0
CORPORATE PURCHASE AGREEMENT                           CONTRACT NO. 1838-080100

Example of Compaq AVL:
       **COMPAQ CONFIDENTIAL**
Date of report: January 1 1997

               Compatible Supplier Parts List for...
               Compaq Part Number:  XXXXXX   Page: X
               Part Description:    DI MM, BUFF,XMxX,ECC,EDO,XOnS
               Part Revision Level: X
               Part Class Code:     Xxxx
               Part Project Number: XXXXX

Supplier Part #

ABCABC-6       ABC SUPPLIER   APPROVED
DEFDEF-6       DEF SUPLLIER   DISAPPROV

9.3. Tanisys and Compaq agree that a statistically significant 250 DPPM threshold, measured at the module level at Tanisys, will be used to trigger Supplier Corrective Action Requests (SCARS). Tanisys shall report the outgoing module level DPPM as identified in Exhibit J to Compaq.

9.4. Tanisys shall establish and/or maintain a Quality Manual acceptable to Compaq. Tanisys Technology's Quality Manual is attached to this Agreement as Exhibit E (the "Quality Manual") and shall not be amended without written notice to Compaq.

9.5. Upon reasonable notice, Compaq shall be entitled to visit and inspect Tanisys Technology's facility sites during normal business hours and Tanisys shall cooperate to facilitate such visits. Compaq's inspections shall in no way relieve Tanisys of its obligation to deliver conforming Product or waive Compaq's right of inspection and acceptance at the time the Products are delivered.

9.6. At Compaq's request, Tanisys shall provide Compaq with relevant inspection, quality, and reliability data.

9.7.   Tanisys and Compaq agree to provide reports identified in Exhibit J.

10.    CHANGE ORDERS

10. 1. Compaq may from time to time change the Specifications for the Products, and Tanisys shall use its best efforts to ensure that all Product complies therewith. If' Compaq's changes result in a material change in Tanisys Technology's costs or in the time for performance, Tanisys and Compaq shall negotiate in good faith such adjustments as the parties deem appropriate to address such changes. Any request by Tanisys for any such adjustment must be made in writing to Compaq within ten (10) days' of Tanisys Technology's receipt of Compaq's notice of change in specifications.

10.2. Tanisys agrees to advise Compaq of any changes to process, materials, or sources of supply and ensure that such changes do not compromise specifications, quality, reliability or availability of Products ordered by Compaq.

11.    INSPECTION AND ACCEPTANCE

11.1. Products purchased or to be purchased pursuant to this Agreement shall be subject to inspection and test by Compaq, its Affiliates, and its authorized resellers including during the period of manufacture or development. Inspection may occur at Compaq, its Affiliate, or reseller locations as well as at Tanisys Technology's facilities and/or those of Tanisys Technology's subcontractors. Unless otherwise specified in the Order, final inspection and

COMPAQ/TANISYS CONFIDENTIAL       PAGE -7-                               7/8/97
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COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                    REV 1.0
CORPORATE PURCHASE AGREEMENT                           CONTRACT NO. 1838-080100

acceptance of Product by Compaq shall be at (i) Compaq's facilities and/or
(ii) those of Compaq's authorized resellers. Compaq reserves the right to reject Product which does not conform to the Specifications or that contains any defect in material, workmanship or Tanisys design (the "Defective Product"). Compaq may in accordance with Section 11.2 return Defective Product to Tanisys Technology, at Tanisys Technology's expense, for corrective action, which corrective action shall include and be prioritized as follows: (i) Tanisys shall first attempt to repair or replace said Defective Product, and
(ii) if repair or replacement is not possible and if Compaq has credited its customer for said Defective Product pursuant to its warranty to said customer, then Tanisys shall credit Compaq for its purchase price for said Defective Product, (iii) exercise any other rights as Compaq may have at law or in equity that are consistent with the other provisions of this Agreement. Product required to be corrected or replaced shall be subject to the same inspection and acceptance provisions of this Agreement as Product originally delivered under any Order. Tanisys shall reimburse Compaq for the costs of any reasonable inspection measures deemed necessary by Compaq.

11.2. If Compaq returns Defective Product to Tanisys for correction or replacement, Tanisys shall repair or replace same within 5 days of receipt thereof. Tanisys will issue a "Return Material Authorization" ("RMA") within twenty four (24) hours of request to minimize field exposure associated with any suspect material. Prior to shipping any defective Product back to Tanisys Technology, Compaq shall use commercially reasonable efforts, including performing testing to verify that said product is defective. Compaq will include a statement with each lot returned explaining the basis and reason for said Product's return and including the appropriate RMA number.

11.3. Tanisys agrees to provide failure analysis of Defective Product within 5 days after receipt thereof. Tanisys will also provide Compaq with a written corrective action report addressing the steps that will be taken to eliminate the recurrence of the problem, and will use commercially best efforts to implement the actions addressed in such report.

11.4. If Product changes are necessary to correct Tanisys design, material or workmanship defects, Tanisys shall bare the costs of correction. If Compaq incurs any costs associated with such corrections arising out of Compaq stock, reseller, and end user inventory purges and service costs, Tanisys will reimburse Compaq for the costs incurred.

12.    WARRANTY

12.1. Tanisys hereby warrants to Compaq that Product purchased hereunder shall (i) vest in Compaq good and valid title to such Product free and clear of all liens, encumbrances, security interests, burdens and other claims and
(ii) be free from infringements or violations described in Section 19.1. In addition, for a period of three (3) years from the date of Compaq's acceptance of Product delivered hereunder, Tanisys hereby warrants to Compaq that such Product shall be free from defects in material, workmanship and Tanisys design and be in conformity with the Specifications. The warranty for replaced or repaired Product will be the same as the original Product, and the three (3) year warranty period for replaced or repaired Product shall begin on the date of acceptance of the replaced or repaired Product by Compaq. In the case of Epidemic Failure as defined by a statistically significant Compaq line fallout equal to 7,500 DPPM or a statistically significant Customer return rate equal to 5,000 DPPM, Tanisys shall repair, replace or credit Compaq in accordance with the provisions of Section 11. Upon discovery of a defect in material, workmanship or Tanisys design in any Product or the discovery of a Product that is not in compliance with the Specifications during the three 3 year warranty period, Tanisys shall repair, replace or credit Compaq in accordance with the provisions of Section 11.

12.2 Tanisys warrants that there are no claims of infringement or violation of the type described in Section 18.1 with respect to the product.

COMPAQ/TANISYS CONFIDENTIAL       PAGE -8-                               7/8/97
NEED TO KNOW ONLY                                                INITIALS __ __

COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                    REV 1.0
CORPORATE PURCHASE AGREEMENT                           CONTRACT NO. 1838-080100

13.    OUT OF WARRANTY REPAIRS

13.1. Tanisys agrees to use commercially reasonable efforts to refurbish to a "like new" condition any Memory Module no longer covered by the express warranties set forth elsewhere in this Agreement (an "Out of Warranty Product"). Refurbishment prices shall be set at the time refurbishment is required and will not exceed 1 .2X the then current material and conversion costs.

14.    PAYMENT

14.1. Compaq shall make payment in full for the purchase price of all Product purchased hereunder (other than items disputed by Compaq in good faith) and received by Compaq on or before the 45th day after the date of Tanisys's Technology's invoice; provided, Tanisys Technology's invoice shall not be dated earlier than the shipment date of Product covered thereby. Payment of invoices shall not constitute acceptance of the Product.

14.2.  Payment shall be made in U.S. dollars.

15.    TERMINATION

15.1. Either party (the "Non-Defaulting Party") may terminate this Agreement and/or any Order issued hereunder at any time by written notice to the other party (the "Defaulting Party") upon the occurrence of a Default by the Defaulting Party. In addition, Compaq may terminate this Agreement and/or any Order issued hereunder at any time for any reason upon giving 30 days written notice of termination to Tanisys Technology. This Agreement shall terminate at the end of the notice period.

15.2. Upon termination by Tanisys of this Agreement and/or any Order due to Compaq's default or upon termination by Compaq for reasons other than Tanisys Technology's Default, Compaq's entire liability shall be to purchase the following, without duplication: (i) at the Order purchase price, all finished goods, and at Tanisys Technology's cost all work in progress, and unique materials that have been purchased within reasonable lead times as identified in Exhibit B, and (ii) all Product that Compaq has received and had not previously paid for.

15.3. Upon termination by Compaq of this Agreement and/or any Order due to Tanisys Technology's Default, (i) Compaq shall have the option to purchase any materials or work in progress which Tanisys may have purchased or processed for the fulfillment of any Order at Tanisys Technology's cost, (ii) Compaq shall have such additional remedies as may be available at law or in equity and that are consistent with the terms of this Agreement and (iii) Compaq shall have no obligation to Tanisys other than payment of any balance due for Products delivered by Tanisys before termination.

16.    FORCE MAJEURE

16.1. Neither party shall be liable for its failure to perform any of its obligations hereunder during any period in which performance is delayed by fire, flood, hurricane, tornado, earthquake, war, embargo, riot or an unforeseeable intervention of any government authority that causes a complete interruption of manufacturing operations, ("Force Majeure"), provided that the party suffering such delay immediately notifies the other party of the delay.

16.2 If, however, either party's performance is delayed for reasons set forth above for a cumulative period of 30 days or more, the other party, notwithstanding any other provisions of this Agreement to the contrary, may terminate this Agreement and/or any Order issued hereunder by notice to the delayed party. In the event Tanisys claims delay due to Force Majeure and Compaq elects to terminate this Agreement as provided herein, Compaq's sole liability hereunder shall be for the payment to Tanisys of any balance due and owing for Product previously delivered by Tanisys and accepted by Compaq. In the event the parties do not terminate this Agreement and/or Order due to a Force Majeure, the time for performance or cure will be extended for a period equal to the duration

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COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                    REV 1.0
CORPORATE PURCHASE AGREEMENT                           CONTRACT NO. 1838-080100

of the Force Majeure.

17.    PRODUCT NOTICES

17.1. Any notice given under this Agreement shall be in writing and will be effective (i) when delivered, if delivered in person, (ii) during the business hour of receipt (or the next business hour if not received during a normal business hour), if by telecopy or (iii) 3 days after depositing same in the U.S. mail, postage prepaid and addressed to Tanisys at the address set forth below or to such other address as Tanisys may specify to Compaq in accordance with this
Section 17.1 or to Compaq at the address set forth below or at such other address as Compaq may specify to Tanisys in accordance with this Section 17.1:

       IF to Compaq:                           If to Tanisys Technology:

       COMPAQ COMPUTER CORPORATION             TANISYS TECHNOLOGY, INC.
       P.O. BOX 692000                         12201 TECHNOLOGY BLVD.
       20555 S.H. 249                          AUSTIN, TX 78727-6101
       HOUSTON, TEXAS 77269-2000               ATTN:  PRESIDENT
       ATTN.: DIRECTOR, CORPORATE MEMORY PROCUREMENT

       WITH A COPY TO:

       COMPAQ COMPUTER CORPORATION             TANISYS TECHNOLOGY, INC.
       P.O. BOX 692000                         12201 TECHNOLOGY BLVD.
       20555 S.H. 249                          AUSTIN, TEXAS  78727-6101
       HOUSTON, TX 77269-2000                  ATTN:  CFO
       ATTN.: DIVISION COUNSEL - OPERATIONS

18.    COMPLIANCE WITH LAWS

18.1. All Product supplied and work performed under this Agreement shall comply with all applicable laws and regulations including, without limitation, all laws governing Tanisys Technology's relationship with its employees, agents or subcontractors. Upon request, Tanisys shall certify compliance with such applicable laws and regulations, and provide such evidence of compliance as Compaq may reasonably request.

19.    INDEMNIFICATION; REMEDIES

19.1. Except as otherwise provided herein, Tanisys shall indemnify, defend and hold harmless Compaq and its Affiliates and their respective directors, officers, shareholders, employees and agents (collectively, the "Compaq Indemnified Parties") from and against any and all claims, demands, suits, actions, judgments, costs and liabilities (including reasonable attorneys' fees) (each, an "Indemnified Loss") relating to or arising out of any allegation that Products furnished under this Agreement infringe or violate any third party's patent, copyright, trade secret, trade name, trade dress, mask work, mask rights, trademark or any other proprietary right (each, an "IP Claim") and shall pay all costs and damages awarded; provided, Tanisys shall have no obligation whatsoever pursuant to this Agreement or otherwise (i) for or with respect to any IP Claim relating to or arising out of designs, instructions specifications or intellectual property furnished by Compaq, (ii) for or with respect to any IP Claim relating to or arising out of the combination of the Products with any hardware, products, equipment, materials, text, graphics, software or the like supplied by a party other than Tanisys where such combination is beyond the Products intended use, or (iii) for any settlement entered into without Tanisys Technology's prior written consent. Compaq shall notify Tanisys of such claim, cooperate and assist Tanisys with the defense of such claim, and permit Tanisys to defend and compromise such claim; provided, Compaq's failure to so notify Tanisys shall not diminish

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Tanisys Technology's indemnity obligations hereunder except to the extent any
Compaq delay in notifying Tanisys materially prejudices Tanisys Technology's defense of such matter.

19.2. IF during the course of any IP Claim covered under Section 19.1 herein the use of the allegedly infringing Product is finally enjoined, Tanisys shall, at Tanisys Technology's OPTION AND EXPENSE, USE commercially reasonable efforts to do one of the following (in addition to its obligations under Section 19.1 herein): (i) procure for Compaq the right to use or sell, as applicable, the allegedly infringing Product, (ii) replace the allegedly infringing Product or the affected part thereof with equivalent non-infringing technology, (iii) modify the allegedly infringing Product or the affected part thereof to make it non-infringing Product, (iv) refund to Compaq an amount equal to the price paid by Compaq for said allegedly infringing Product less any discounts or credits granted to Compaq. Compaq agrees to return allegedly infringing product to Tanisys in the event of refund under (iv).

19.3.  Tanisys shall indemnify, defend and hold harmless the Compaq
Indemnified Parties from and against any Indemnified Loss relating to or arising out of any personal injury or death resulting from (i) the use of any Product or
(ii) Tanisys Technology's acts or omissions; provided, the foregoing indemnity shall not apply to the extent any such claim is attributable solely to design specifications furnished by Compaq to Tanisys Technology.

19.4. THIS SECTION 19 SHALL BE ENFORCEABLE TO THE EXTENT SET FORTH ABOVE NOTWITHSTANDING THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OF ANY OF THE COMPAQ INDEMNIFIED PARTIES.

19.5. Subject to Section 19.6, upon the occurrence of a Default by a party hereto the other party shall be entitled to exercise such rights and remedies as are available at law or in equity including the right to seek specific performance upon Tanisys Technology's failure to deliver on a timely basis unique products in conformity with the Specifications.

19.6. NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND UNLIQUIDATED INVENTORY), INDIRECT, SPECIAL OR PUNITIVE DAMAGES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT (I) IN CONNECTION WITH A BREACH OF THE CONFIDENTIALITY PROVISIONS SET FORTH IN THIS AGREEMENT AND (II) TO THE EXTENT ANY SUCH DAMAGES OF A THIRD PARTY ARE A PART OF AN
INDEMNIFIED LOSS AGAINST WHICH COMPAQ IS ENTITLED TO BE INDEMNIFIED
PURSUANT TO THE OTHER PROVISIONS OF THIS SECTION 19.

20     TRADEMARKS; LOGOS

20.1. Tanisys is authorized to use the Compaq logo and trademark only to the extent necessary to meet the required specification for the Product. Tanisys is authorized to use Compaq labels only as necessary to identify Product for sale hereunder. No other rights with respect to Compaq's logos, labels, trademarks, trade names or brand names are conferred, either expressly or by implication, upon Tanisys Technology.

20.2. Tanisys shall maintain strict accountability for Compaq's security labels. Compaq security labels identified in the kit bills of materials must be maintained as a secure stock room item, kitted and issued for each module assembly build, and managed under Tanisys Technology's daily cycle count process for A-Item materials. Tanisys will provide Compaq with a monthly reconciliation of module shipments and security label consumption in addition security labels held in stock, work-in-process, and finished goods.

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COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                    REV 1.0
CORPORATE PURCHASE AGREEMENT                           CONTRACT NO. 1838-080100

21.    CAPACITY PLANNING

21.1. Tanisys agrees to review weekly forecasts of at least 6 months duration, as provided by Compaq, and to advise Compaq if Tanisys anticipates that it will be unable to achieve the requested volumes. Tanisys may from time to time request Compaq to review Compaq's forecast and advise of any changes.

22.    GRATUITIES

22.1. Each party represents that it has not offered nor given and will not (i) offer nor give any employee, agent, or representative of the other party any gratuity, or (ii) influence such person's normal job responsibilities in any way with a view toward securing any business from the other party or influencing such person with respect to the business between the parties.

23.    INSURANCE.

23.1. Tanisys shall maintain such minimum insurance coverage as is described in Exhibit H. All insurance policies maintained by Tanisys in accordance with this Section 23 shall name Compaq as an additional insured and loss payee.

24.    CONFIDENTIAL INFORMATION

24.1. Each party recognizes that it may have previously entered or will in the future enter into various agreements with the other party which obligates it to maintain as confidential certain information disclosed to it by the other party. To the extent that such information or any further confidential information, which might include but is not limited to business plans, forecasts, capacity, pricing, inventory levels, etc., (collectively referred to hereinafter as "Information") is disclosed in furtherance of this Agreement or any Order issued hereunder, such Information shall be so disclosed pursuant to the minimum terms and conditions listed below; provided, however, the minimum terms and conditions listed below shall in no way relieve the parties from any obligation or modify such obligations previously agreed to in other agreements. Both parties agree that this Agreement and any other agreements regarding confidential information shall hereafter be considered as coterminous, and shall expire no earlier than the date of expiration or termination of this Agreement

24.2. Both parties agree that the party receiving Information will maintain such Information in confidence for a period of three years from the date of disclosure of such Information and will not use such information except for the purposes contemplated hereby or in any other applicable agreements regarding said information.

24.3. Each party shall protect the other party's Information to the same extent that it protects its own confidential and proprietary information and shall take all reasonable precautions to prevent unauthorized disclosure to third parties.

24.4. The parties acknowledge that the unauthorized disclosure of such Information will cause irreparable harm. Accordingly, the parties agree that the injured party shall have the right to seek immediate injunctive relief enjoining such unauthorized disclosure.

24.5. The provisions of this Section 24 shall not apply to information (i) known to the receiving party at the time of receipt from the other party, (ii) generally known or available to the public through no act or failure to act by the receiving party; (iii) furnished to third parties by the disclosing party without restriction on disclosure, (iv) furnished to the receiving party by a third party as a matter of right and without restriction on disclosure or (v) furnished as required by court order or similar governmental authority, or by the imminent likelihood thereof or by applicable law.

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COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                    REV 1.0
CORPORATE PURCHASE AGREEMENT                           CONTRACT NO. 1838-080100

24.6. Immediately upon termination of this Agreement or at the request of the other party, each of the parties shall promptly return all materials in its possession containing Information of the other party.

25.    COUNTRY OF ORIGIN

25.1. For each Product purchased under this Agreement, Tanisys shall furnish Compaq with the manufacturer and date code, by quantity and part number (Compaq's and Tanisys Technology's). Product shall be marked with the country of origin as required by applicable law.

25.2. Tanisys agrees to provide necessary documents to facilitate the import and export of Product. Tanisys's further agrees to assist Compaq's import and export of Product as reasonably requested by Compaq.

26.    MATERIAL FURNISHED BY COMPAQ

26.1. The parties anticipate that, from time to time, Compaq shall sell or consign to Tanisys certain material to be used in manufacturing Product (the "Compaq Furnished Material"). Tanisys agrees that each item of Compaq Furnished Material shall be used solely for the purpose of manufacturing Product ordered by Compaq under this Agreement.

26.2. Each item of material furnished by Compaq to Tanisys on a consignment basis shall be identified on the books and records of Tanisys by the letter "CQ" following such item's part number or by such other distinguishing mark as Compaq and Tanisys may agree upon. Title to consigned material shall remain with Compaq at all times.

26.3. Compaq shall issue an invoice and a debit memo with respect to the purchase price of Compaq Furnished Material sold by Compaq to Tanisys Technology, and Compaq immediately may apply such debit memo against any amounts then owing by Compaq to Tanisys Technology. In the event any amount reflected in an invoice has not been satisfied in full by means of applying the corresponding debit memo against amounts owed by Compaq to Tanisys within 30 days following the invoice date, Tanisys shall pay Compaq in US dollars (or such other currency as Compaq and Tanisys may agree upon) the remaining balance of such invoice on or before such 30 day period. To secure Tanisys Technology's payment obligations hereunder, Tanisys hereby grants to Compaq a security interest and purchase money security interest in all Compaq Furnished Material and all accounts receivable and other proceeds thereof. Compaq may take any action (without notice, presently, demand, protest, notice of protest or dishonor, notice of acceleration or notice of intent to accelerate, all of which Tanisys hereby waives) afforded a secured party under the Uniform Commercial Code upon the occurrence of a Default by Tanisys Technology, and upon such occurrence, all payment obligations of Tanisys to Compaq shall, upon notice by Compaq, become immediately due and payable; provided, if the Default giving rise to the foregoing remedies is attributable to Tanisys Technology's insolvency or any bankruptcy related proceeding affecting Tanisys Technology, all obligations of Tanisys to Compaq shall automatically become due and payable.

26.4. Tanisys shall not allow or permit to exist any lien, security interest or other encumbrance to be placed on or otherwise affect the Compaq Furnished Material other than security interests and other encumbrances granted to Compaq.

26.5. Tanisys agrees to sign financing statements, continuation statements, notices to other creditors and such other instruments as Compaq may reasonably request to maintain a first priority, perfected security interest in the Compaq Furnished Material that Compaq sells to Tanisys from time to time. Tanisys agrees that a copy of this Agreement shall be sufficient to serve as a financing statement and may be filed or recorded by Compaq in any public records or offices reasonably required by Compaq. In addition, with respect to consigned materials, Tanisys agrees to make such filings and given notice to its creditors to ensure that such consigned materials remain free from claims of Tanisys Technology's creditors.

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COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                    REV 1.0
CORPORATE PURCHASE AGREEMENT                           CONTRACT NO. 1838-080100

26.6. Tanisys shall receive Compaq's consigned material per the Sub-Contract Physical Inventory Process.

26.7. Compaq shall carry the insurance for all the Compaq's consigned inventory and equipment while at Tanisys Technology's facility, with the exception of the first $1,000,000 of any loss (per occurrence). Tanisys shall reimburse Compaq for any loss up to and including $1,000,000. Compaq will insure the losses above that point.

26.8. Compaq understands that a certain amount of material furnished to Tanisys to assemble under consigned Orders will be subject to scrap. Component material and finished assemblies will be considered in total scrap count. Over a period of three (3) months the ratio of scrap dollars to delivered Product dollars for which Compaq will accept liability up to twenty five hundredths of one percent (0.25%) for SOJ packaged devices and up to forty five hundredths of one percent (0.45) for TSOP packaged devices. Tanisys accepts liability for scrap Product over and above these limits. At the end of three (3) month time frame, Tanisys will provide Compaq an accounting of scrap versus delivered Product and, if due, a credit memo will be issued to Compaq. . Reporting period will commence within one month of execution of this Agreement.

26.9. Tanisys shall report and dispose of all the Compaq's consigned material to either Compaq's facility or other site as requested by Compaq per the Material Transfer process (Exhibit F).

26.10. All Compaq consigned material shall be acceptable and supplied to Tanisys Technology's dock (i) if said material is to be used in desktop product, forty-eight (48) hours prior to start of production for mutually agreed production start schedule, and (ii) if said material is to be used in server or portable products seventy-two (72) hours prior to start of production for a mutually agreed production start schedule. Each shipment of Compaq consigned material shall contain a packing list itemizing material contained within each container. Tanisys shall have a reasonable amount of time not less than one (1) Business Day to verify any discrepancies between said packing lists and the Compaq consigned material actually delivered.

26.11. Any tools, drawings, specifications, or other materials furnished by Compaq for use by Tanisys in its performance under this Agreement or any Order issued hereunder shall be identified and shall remain the property of Compaq and shall be used by Tanisys only in its performance hereunder. Such property shall be delivered, upon request, to a destination specified by Compaq in good condition, except for normal wear and tear.

27.    GENERAL


27.1. Any obligations and duties which by their nature extend beyond the expiration or earlier termination of this Agreement shall survive any such expiration or termination and remain in effect.

27.2. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

27.3. Any waiver of any kind by a party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing and shall not operate or be construed as a waiver of any subsequent breach. Any delay or omission in exercising any right, power or remedy pursuant to a breach or default by a party shall not impair any right, power or remedy which either party may have with respect to a future breach or default.

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COMPAQ COMPUTER CORPORATION/TANISYS TECHNOLOGY, INC.                    REV 1.0
CORPORATE PURCHASE AGREEMENT                           CONTRACT NO. 1838-080100

27.4 Tanisys shall not export, re-export or otherwise disclose, directly or indirectly, technical data received from Compaq or the direct product of such technical data to any person or destination when such export, re-export or disclosure is prohibited by the laws of the United States or regulations of a Department of the United States. Similarly, Compaq shall not export, re-export or otherwise disclose, directly or indirectly, technical data received from Tanisys or the direct product of such technical data to any person or destination when such export, re-export or disclosure is prohibited by the laws of the United States or regulations of a Department of the United States.

27.5. With respect to any payment, reimbursement or other amount owed by one party (the "First Party") to the other (the "Second Party") under this Agreement, the First Party may offset, with notice, any such amount owed against any amount then owing (including amounts to be owed under future invoices) by the Second Party to the First Party under this Agreement or any other agreement.

27.6.  This Agreement is hereby identified as "Compaq and Tanisys
Confidential," and any additional confidentiality requirements between the parties (now or in the future) applicable to material identified as such shall apply to this Agreement.

27.7.  Except to the extent the confidentiality provisions set forth in
Section 24 conflict with confidentiality provisions set forth in any other confidentiality or non-disclosure agreement between the parties hereto, this Agreement represents the entire agreement with respect to the subject matter hereof and supersedes all prior discussions and agreements between the parties relating to the subject matter hereof. This Agreement can be modified only by a written amendment duly signed by persons authorized to sign agreements on behalf of both parties, and shall not be supplemented or modified by any course of dealing or trade usage. Variance from or addition to the terms and conditions of this Agreement in any Order, or other written notification from either party will be of no effect.

27.8. THE CONSTRUCTION, VALIDITY, AND PERFORMANCE OF THIS AGREEMENT AND ANY ORDER ISSUED UNDER IT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, USA. THE PARTIES HEREBY WAIVE APPLICATION OF THE U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

27.9. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT WARRANTIES EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE) OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED IN THEIR ENTIRETY.

IN WITNESS, THE AUTHORIZED REPRESENTATIVES OF THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.

For Compaq                              For Tanisys Technology

/s/ Bruce Riggs                         /s/ Mark C. Holliday
-------------------------               ---------------------------
Signature                               Signature

Director       7/22/97                  President & COO

COMPAQ/TANISYS CONFIDENTIAL       PAGE -15-                              7/8/97
NEED TO KNOW ONLY                                                INITIALS __ __